                                                                  EXHIBIT 11.1

HealthDesk Corporation
Computation of Earnings per Share

                                                                    Year Ended               Year Ended
                                                                 December 31, 1995       December 31, 1996
                                                                 -----------------       -----------------
Weighted average number of common shares outstanding                   1,457,293              2,218,645

Shares issuable pursuant to conversion of preferred stock,
    warrants and stock options issued during the 12 month
    period prior to the filing of the initial public offering
    registration statement, less shares assumed repurchased at
    the offering price of $5.00 per share                              1,694,788              1,694,788
                                                                    ------------           ------------

Total common and common equivalent shares                              3,152,081              3,913,433
                                                                    ------------           ------------

Net Loss                                                            $ (1,436,473)          $ (4,391,454)
                                                                    ============           ============

Loss per common and common equivalent shares                              ($0.46)                ($1.12)
                                                                    ============           ============